NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com
PETROQUEST ENERGY ANNOUNCES 38.2 MMCFE/D INITIAL RATE FROM ITS FIRST COTTON VALLEY PAD AND INCREASES SECOND AND THIRD QUARTER 2017 PRODUCTION GUIDANCE

LAFAYETTE, LA - July 12, 2017 - PetroQuest Energy, Inc. (NYSE: PQ) announced today results from the Company’s first multi-well pad in the Cotton Valley. The three well pad (average NRI: 59%) established a cumulative initial 24 hour gross daily rate of 27,697 Mcf of gas, 1,678 barrels of NGLs and 67 barrels of oil, for an equivalent rate of 38,167 Mcfe/d. The wells on this pad had an average lateral length of 5,291 feet and the Company estimates an average drill and complete cost of approximately $860 per lateral foot. The initial 24 hour gross daily rates and certain additional operating data per well were as follows:

Well	Mcfe/d	Lateral Length (ft)	Lbs Proppant/lateral foot
PQ #23	14,489	5,972	799
PQ #24	5,396	4,765	838
PQ #25	18,282	5,135	1,216

PQ #23 and PQ #25 were completed in the E-berry bench of the Cotton Valley while PQ #24 represented the Company’s first horizontal test of the E bench.  While drilling the horizontal section of the well, PQ #24 experienced mechanical issues associated with the directional drilling tools resulting in approximately 50% of the well being drilled out of the productive section of the E bench.  Considering the mechanical issues encountered, the Company is encouraged by the early results and the initial rate achieved by PQ #24.

In connection with the completion operations on this three-well pad, the Company varied proppant concentrations to provide comparative data to evaluate the relationship between frack size and resource recoveries. While it is early in the life of the wells, the Company believes that larger fracks should enhance already strong returns. PQ #25 utilized the largest volume of proppant per lateral foot of any of the Company’s Cotton Valley wells and also has the highest initial production rate.

The Company is also evaluating the results of the micro-seismic work that was performed in connection with the completion of this three well pad to quantify frack heights and propagation associated with the varied proppant concentrations utilized. By monitoring longer term flow rates, decline profiles and recoveries and assessing the various geophysical and completion data obtained in connection with this pad, the Company plans to optimize its completion design in the next generation of Cotton Valley wells.

The Company has now drilled and completed five gross wells in connection with its 2017 Cotton Valley drilling program and is on track to drill and complete four additional gross wells during 2017 with three gross wells expected to be in progress at year-end. The Company has reached total depth on a two well pad, PQ #26 and #27 (average WI: 76%), to test the E-berry bench in the northern area of its Cotton Valley joint venture acreage and expects to begin completion operations in approximately three weeks. The two wells on this pad have an average lateral length of approximately 6,600 feet. Drilling operations are commencing on PQ #28 (WI: 75%), which is planned as a 4,700 foot lateral to develop the E-4 bench. The E-4 bench has delivered three of the Company’s top five Cotton Valley wells in terms of reserve recovery per lateral foot.

As a result of better than expected production from existing wells, as well as performance from the latest three well pad, the Company is increasing its previously issued production guidance for the second and third quarters of 2017 as follows (in MMcfe/d):

	Previous Guidance Range	Revised Guidance Range
Second Quarter 2017	62-65	68-69
Third Quarter 2017	80-84	85-90

The Company currently has approximately 6 MMcfe/d of net production shut-in due to ongoing repairs to a third party pipeline in the Gulf of Mexico. The Company’s revised third quarter 2017 production guidance above assumes this production will be restored on August 1, 2017.

Management’s Comment
“One of our stated goals for 2017 was to double daily production from approximately 50 MMcfe in December 2016 to approximately 100 MMcfe by the end of 2017,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “With the operational success, continuous improvement and production growth we have had to date, we are making great progress toward this goal, which should ultimately benefit our relative leverage.  While we executed transactions in 2015 and 2016 that reduced debt and extended maturities, our leverage metrics remained elevated at year-end 2016.  By year end 2017, we expect material improvement in these metrics through organic production growth. Our Cotton Valley asset will be the primary driver for our growing production profile and improving debt statistics. This asset is not a shale but a productive tight sand stone that shares the repeatability attribute of a traditional resource play but has significantly better permeability and porosity than a shale. Our geographically focused asset base continues to benefit from its close proximity to the Gulf Coast petrochemical corridor where billions of dollars of upstream investments are being made to upgrade and expand facilities utilizing readily available regional production. Additionally, the buildout of LNG export facilities is continuing and should allow a portion of excess US natural gas production to seek international pricing, which is currently higher than what is being received domestically.”

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Texas, Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this news release are forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, these statements are based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including the volatility of oil and natural gas prices and significantly depressed oil prices since the end of 2014; our indebtedness and the significant amount of cash required to service our indebtedness; our estimate of the sufficiency of our existing capital sources, including availability under our new multi-draw term loan facility; our ability to post additional collateral to satisfy our offshore decommissioning obligations; our ability to execute our 2017 drilling and recompletion program as planned and to increase our production; our ability to hedge future production to reduce our exposure to price volatility in the current commodity pricing market; our ability to find, develop and produce oil and natural gas reserves that are economically recoverable and to replace reserves and sustain and/or increase production; ceiling test write-downs resulting, and that could result in the future, from lower oil and natural gas prices; our ability to raise additional capital to fund cash requirements for future operations; limits on our growth and our ability to finance our operations, fund our capital needs and respond to changing conditions imposed by our multi-draw term loan facility and restrictive debt covenants; more than 50% of our production being exposed to the additional risk of severe weather, including hurricanes, tropical storms and flooding, and natural disasters; losses and liabilities from uninsured or underinsured drilling and operating activities; changes in laws and governmental regulations as they relate to our operations; the operating hazards attendant to the oil and gas business; the volatility of our stock price; and our ability to meet the continued listing standards of the New York Stock Exchange with respect to our common stock or to cure any deficiency with respect thereto. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. The Company undertakes no duty to update or revise these forward-looking statements.

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